UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Furniture Brands International, Inc.

(Name of Registrant as Specified in its Charter)

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March 19, 2009
Dear Fellow Stockholder:
You are cordially invited to attend the 2009 Annual Meeting of Stockholders. It will be held on Thursday, May 7, 2009, at 10:00 a.m. CDT at Furniture Brands International, Inc., 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105.
The enclosed notice and proxy statement contain details concerning the meeting and the following items of business:
1.	Election of eight directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	Reimbursement of certain expenses incurred by SCSF Equities, LLC in connection with its 2008 proxy contest; and

3.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting.
As owners of Furniture Brands, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.
On behalf of our Board of Directors, thank you for your participation in this important annual process. I look forward to seeing you at the 2009 Annual Meeting.

Sincerely,
/s/ Ralph P. Scozzafava
Ralph P. Scozzafava
Chairman of the Board of Directors and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2009

Date:	May 7, 2009

Time:	10:00 a.m. CDT

Place:	Furniture Brands International, Inc.
1 North Brentwood Boulevard, 15th Floor
St. Louis, Missouri 63105

Purpose:	1. To elect eight members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified;

2. To consider the reimbursement of certain expenses incurred by SCSF Equities, LLC in connection with its 2008 proxy solicitation;

3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4. To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock at the close of business on March 12, 2009, are entitled to receive this notice and to vote at the meeting.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allow issuers to furnish proxy materials to their stockholders on the Internet. This Proxy Statement, the proxy card and our 2008 Annual Report to our stockholders may be accessed at www.amstock.com/ProxyServices/ViewMaterials.asp.
As owners of Furniture Brands, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. We appreciate your cooperation.

By Order of the Board of Directors,
/s/ Jon D. Botsford
Jon D. Botsford
Senior Vice President, General Counsel and Corporate Secretary

March 19, 2009
St. Louis, Missouri

FURNITURE BRANDS INTERNATIONAL, INC.
1 North Brentwood Boulevard, 15th Floor
St. Louis, Missouri 63105
Phone: (314) 863-1100

PROXY STATEMENT

Why am I receiving these materials?
We made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting, to be held on Thursday, May 7, 2009, at 10:00 a.m. CDT, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to stockholders on March 19, 2009. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at our principal executive offices located at the address shown above.
What items will be voted on at the Annual Meeting?
Stockholders will vote on three items at the Annual Meeting:
•	the election to the Board of the eight nominees named in this Proxy Statement (Proposal 1);

•	the reimbursement of certain expenses incurred by SCSF Equities, LLC in connection with its 2008 proxy contest (Proposal 2); and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal 3).
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board (Proposal 1);

•	“AGAINST” the reimbursement of expenses incurred by SCSF Equities, LLC in connection with its 2008 proxy contest (Proposal 2); and

•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3).
Where are our principal executive offices located and what is our main telephone number?
Our principal executive offices are located at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105. Our main telephone number is (314) 863-1100.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and our beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call our Director- Investor Relations at the following address and telephone number:
Investor Relations
1 North Brentwood Blvd., 15th Floor
St. Louis, Missouri 63105
Phone: (866) 873-3667
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
How can I get electronic access to the proxy materials?
The notice will provide you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet.
Who May Vote?
If you held any shares of our voting stock at the close of business on March 12, 2009, then you will be entitled to notice of and to vote at our 2009 annual meeting. On that date, we had           shares of common stock outstanding. Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting or any adjournment thereof.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
•	Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.
•	Beneficial Owner—If your shares are held in a brokerage account, by a broker or by another nominee, you are considered the beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

If I am a stockholder of record, how do I vote?
There are four ways to vote:
•	In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the notice.
•	By Telephone. You may vote by proxy by calling the toll free number found in the notice.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
There are four ways to vote:
•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions in the notice provided by your broker.

•	By Telephone. You may vote by proxy by calling the toll free number found in the notice provided by your broker and entering the control number found in the notice.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form provided by your broker and sending it back in the envelope provided.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock is necessary to constitute a quorum. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum.
What if a quorum is not represented at the Annual Meeting?
In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.
How are proxies voted?
All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.
Who will serve as the inspector of election?
A representative from American Stock Transfer & Trust Company, LLC will serve as the inspector of election.

What is a broker non-vote?
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.” Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the voting on any of the proposals.
What happens if additional matters are presented at the annual meeting?
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ralph P. Scozzafava, Steven G. Rolls and Jon D. Botsford, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
How many votes are required to approve a proposal?
On August 7, 2008, our Board of Directors approved an amendment to our Bylaws to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” the election of a director. In contested elections the vote standard will continue to be a plurality of votes cast.
In an uncontested election, any nominee for director is required to submit his or her resignation to the Board contingent on not receiving a majority of votes cast “for” his or her election and the Board’s acceptance of the resignation. If such director does not receive a majority of votes “for” his or her election, the Governance and Nominating Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to publicly disclose its decision-making process.
The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Proposal No. 2 and Proposal No. 3. Abstentions will have the effect of a vote against these proposals and broker non-votes will have no effect.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting by ballot at the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending on June 30, 2009.
Who is paying for the cost of this proxy solicitation?
We are paying the costs of the solicitation of proxies. We have retained Morrow & Co., LLC to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the Annual Meeting. The estimated cost of such services is $6,000 plus out-of-pocket expenses.
We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with: forwarding the Notice to beneficial owners; forwarding printed proxy materials by mail to beneficial owners who specifically request them; and obtaining beneficial owners’ voting instructions.
In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

How can I attend the Annual Meeting?
Attendance at the Annual Meeting is limited to stockholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. You may request directions to the Annual Meeting by calling Investor Relations at (866) 873-3667.
ELECTION OF DIRECTORS
(Proposal 1)
Our Board of Directors is presently composed of eight members. Our Board of Directors reduced the size of the Board, as permitted by our Bylaws, after the resignation of Mr. T. Scott King in February 2009. Each director serves a one-year term, as described below, with all directors subject to annual election. At the recommendation of the Governance and Nominating Committee, the Board has nominated the eight members of the Board listed below under the heading “Nominees for Director” to serve as directors for the term beginning as of the Annual Meeting on May 7, 2009.
If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.
Nominees For Director
The nominees for director are set forth below. The Board of Directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age	Director Since
Wilbert G. Holliman	71	1996
John R. Jordan, Jr.	70	2003
Ira D. Kaplan	50	2008
Bobby L. Martin	60	2003
Maureen A. McGuire	57	2008
Aubrey B. Patterson	66	2004
Alan G. Schwartz	69	2008
Ralph P. Scozzafava	50	2007
Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director. Members of our Board of Directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. No director is an adverse party or has an interest adverse to our company or any of its subsidiaries in any material pending legal proceeding.
Wilbert G. Holliman has served as a director of our company since October 1996. Mr. Holliman also served as Chief Executive Officer of our company from October 1996 to his retirement in January 2008 and as Chairman of the Board of our company from May 1998 to May 2008. Prior to this, Mr. Holliman was President and CEO at Lane Furniture Industries, a company he co-founded in 1970. Mr. Holliman also serves on the Board of Directors of BancorpSouth, Inc.
John R. Jordan, Jr. has served as a director of our company since May 2003. Mr. Jordan held various positions at Price Waterhouse (now PricewaterhouseCoopers) for over thirty years. Most recently, he held the position of Vice Chairman until his retirement in 1998.
Ira D. Kaplan has served as a director of our company since May 2008. Mr. Kaplan served as Chief Financial Officer of Claire’s Stores Inc. from 1990 to April 2008 and served as a member of the Board of Directors of Claire’s Stores until it was acquired in May 2007. Mr. Kaplan joined Claire’s Stores in 1987 and served in various financial capacities prior to being appointed its Chief Financial Officer in 1990. From 1982 to 1987, Mr. Kaplan practiced at Peat Marwick (now KPMG).
Bobby L. Martin has served as a director of our company since April 2003. Since 2002, Mr. Martin has served as Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, and from 1999 to 2002, Mr.

Martin worked as an independent consultant. Prior to this, Mr. Martin held various positions at Wal-Mart Stores, Inc. until his retirement in 1999. Most recently, Mr. Martin served as President and Chief Executive Officer of Wal-Mart International from 1993 to 1999. Mr. Martin also serves on the Board of Directors of Gap, Inc. and Conn’s, Inc.
Maureen A. McGuire has served as a director of our company since December 2008. Since August 2008, Ms. McGuire has been an independent consultant. Prior to this, Ms. McGuire served as Executive Vice President and Chief Marketing Officer of Sears Holding Corporation from October 2005 to August 2008. Prior to joining Sears, Ms. McGuire spent over thirty years at International Business Machines Corporation, most recently as Vice President, Worldwide Strategy and Marketing, IBM Systems and Technology Group from January 2005 to September 2005. Previously she served as IBM’s Vice President, Worldwide Marketing and Strategy, IBM Global Services from August 2003 to January 2005.
Aubrey B. Patterson has served as a director of our company since April 2004. Since 1990, Mr. Patterson has been Chairman and Chief Executive Officer of BancorpSouth, Inc., and prior to this, was President and Chief Operating Officer of BancorpSouth. Mr. Patterson also serves on the Board of Directors of BancorpSouth.
Alan G. Schwartz has served as a director of our company since May 2008. Since 1987, Mr. Schwartz has been a Professor of Law at the Yale Law School and a Professor at the Yale School of Management. Mr. Schwartz also serves on the Board of Directors of Cliffs Natural Resources Co.
Ralph P. Scozzafava has served as Chairman of the Board since May 2008 and as a director since June 2007. Since January 2008, Mr. Scozzafava has also served as Chief Executive Officer of our company, and from June 2007 to January 2008, he served as Vice Chairman and Chief Executive Officer- designate. Prior to joining our company, Mr. Scozzafava was employed at Wm. Wrigley Jr. Company since 2001, where he held several positions, most recently, serving as Vice President- Worldwide Commercial Operations from March 2006 to June 2007, and as Vice President & Managing Director — North America/Pacific from January 2004 to March 2006.
Corporate Governance
Board of Directors
The Board of Directors oversees, counsels, and directs management in the long-term interests of the company and our stockholders. Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively.
Our Board of Directors currently consists of eight directors. Ralph P. Scozzafava serves as Chairman of the Board. Under our Bylaws, the Chairman presides over all meetings of the stockholders and the Board when he is present. In addition, the Board has an independent director, currently Aubrey B. Patterson, designated as the Lead Director. The Lead Director’s responsibilities include serving as a liaison between the Chief Executive Officer and the independent directors, presiding over all meetings of the independent directors, and assisting the Chairman in setting the Board agenda.
Our Board of Directors and its Committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board holds regularly scheduled sessions for non-management directors to meet without management present, and the Board’s Lead Director leads those sessions. The Board of Directors met fourteen times during 2008, four of which were regularly scheduled meetings. In 2008, the non-management directors met four times in executive session and the independent directors met in executive session one time. All directors attended at least 75% of the meetings of the Board of Directors and the meetings of the Committees on which they served held during the period that they served on the Board of Directors or such Committees. In furtherance of the Board’s role, directors are expected to attend all meetings of stockholders. All of the directors then on the Board attended the 2008 Annual Meeting of Stockholders.
Committees and Charters
The Board delegates various responsibilities and authority to different committees of the Board. Committees regularly report on their activities and actions to the full Board. Our Board of Directors has established three standing committees—the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. Each of the committees has a written charter approved by our Board, and each committee conducts an annual evaluation of the committee’s performance. We post each committee charter on our web site at www.furniturebrands.com. The following table identifies the current committee members.

Governance and
Name	Audit	Human Resources	Nominating
John R. Jordan, Jr.	Chair		✓
Ira D. Kaplan	✓
Bobby L. Martin	✓	Chair
Maureen A. McGuire			✓
Aubrey B. Patterson		✓	Chair
Alan G. Schwartz			✓
Number of Committee Meetings Held in 2008	5	5	5
Audit Committee. Our Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Board has determined that Messrs. Jordan, Kaplan and Martin each qualify as an “Audit Committee Financial Expert” in accordance with the rules issued by the U.S. Securities and Exchange Commission. The responsibilities and activities of our Audit Committee are described in detail in the Committee’s report beginning on page 11 and the Audit Committee’s charter.
Human Resources Committee. Our Human Resources Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our equity incentive plans, including reviewing and granting stock options and other equity awards to our executive officers. Our Human Resources Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board related to employee compensation and benefit plans. Our Human Resources Committee has the authority to engage independent consultants to assist the Committee with its responsibilities, and the Committee has engaged Towers Perrin, as its outside independent consultant, to advise and counsel the Committee on executive compensation matters. In 2008, Towers Perrin provided advice to the Committee and was present at Committee meetings when requested, met with our Human Resources Committee in executive session without members of management present, and consulted from time to time with the chairman of the Committee outside of Committee meetings. Additional information on the Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.
Governance and Nominating Committee. Our Governance and Nominating Committee is responsible for identifying director nominees for the Board and the development and review of our Corporate Governance Guidelines. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the Board committees. In addition, the Governance and Nominating Committee recommends the compensation for non-employee directors and has the authority to exercise all of the powers of the Board of Directors while the Board of Directors is not in session, except that the Committee does not have authority to amend our Bylaws or increase the size of or designate individuals to fill vacancies on our Board. The Committee’s powers are also limited by Delaware law.
Board Membership Criteria
Our Governance and Nominating Committee works with the Board on a regular basis to determine the appropriate skills and characteristics for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom and mature judgment.
The Committee also regularly assesses the appropriate size of the Board, whether there are any specific Board needs and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated, or otherwise arise, our Governance and Nominating Committee considers various potential candidates for director. In identifying director nominees, the Governance and Nominating Committee solicits ideas for possible candidates from a number of sources including members of the Board of Directors. In addition, the Governance and Nominating Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates. If the Governance and Nominating Committee retains a search firm, the firm may be asked to identify possible candidates who meet the desired qualifications expressed in our Corporate Governance Guidelines and may be asked to interview and screen such candidates.
On December 1, 2008, based on the recommendation of our Governance and Nominating Committee, the Board of Directors elected Ms. Maureen McGuire as a director. Ms. McGuire was identified by a third party search firm retained by our Governance and Nominating Committee in 2008.

Director Nominees Recommended by Stockholders
Our Governance and Nominating Committee has a policy of considering director candidates recommended by stockholders provided that a stockholder submission of a nominee for director is received by our Corporate Secretary not less than 90 days and no earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. The submission must include biographical information including, but not limited to, the proposed candidate’s name, age, business address, residence address, principal occupation or employment for the previous five years and the number of shares of our common stock owned beneficially or of record. Stockholders who wish to recommend candidates for the Board should send such recommendations to our Corporate Secretary at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105. The Governance and Nominating Committee has full discretion in considering its nominations to the Board.
Director Independence
Our Board of Directors has affirmatively determined that all of our directors other than Ralph P. Scozzafava and Wilbert G. Holliman are “independent” under the listing standards of the New York Stock Exchange and our standards of independence. In addition, Ms. Katherine Button Bell, Mr. Richard B. Loynd and Mr. Albert E. Suter, who each served as a director until May 2008, and Mr. T. Scott King, who resigned in February 2009, were independent during their service with our company. Therefore, the majority of our directors, as well as all of the members of each of the Board’s three standing committees, are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act. In order to assist the Board in making this determination, the Board has adopted standards of independence, substantially similar to the New York Stock Exchange requirements, as part of our Corporate Governance Guidelines. Our Corporate Governance Guidelines and our independence standards can be found on our website at www.furniturebrands.com.
Corporate Governance Guidelines and Code of Conduct
Our Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of our company. These practices are set forth in our Corporate Governance Guidelines. We also have a Code of Conduct applicable to all of our employees, officers and directors, including the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. These documents, as well as any waiver of a provision of the Code of Conduct granted to any senior officer or director or material amendment to the Code of Conduct, if any, may be found on our website at www.furniturebrands.com. Stockholders may also contact Investor Relations at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105 or call (314) 863-1100 to obtain a hard copy of these documents without charge.
Communications with Board of Directors
The Board of Directors provides a process for stockholders to send communications to the Board as a whole, the non-management directors as a group or to any of the directors individually. Stockholders may send written communications c/o Chair of the Governance and Nominating Committee, Furniture Brands International, Inc., 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105. We will forward all appropriate correspondence to the Chair of the Governance and Nominating Committee. We will not forward sales or marketing materials or correspondence not clearly identified as shareholder correspondence, and we will not forward any communication determined in good faith to be frivolous, irrelevant, offensive, outside the scope of Board matters, or duplicative of other communications previously forwarded to the Board.

Director Compensation
The following table provides compensation information for 2008 for each member of our Board of Directors, who was not an employee of our company.

	Fees
	Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan	All Other
Name	Cash(1)	Awards(2)	Awards(3)	Compensation	Compensation (4)	Total
Wilbert G. Holliman	$30,000	$50,000	$13,192	—	$—	$93,192
John R. Jordan, Jr.	59,999	75,000	—	—	470	135,469
Ira D. Kaplan (5)	26,250	53,750	—	—	275	80,275
Bobby L. Martin	50,000	75,000	—	—	470	125,470
Maureen A. McGuire (5)	3,750	—	—	—	—	3,750
Aubrey B. Patterson	54,583	75,000	—	—	470	130,053
Alan G. Schwartz (5)	26,250	53,750	—	—	275	80,275

(1)	For 2008, each of our non-employee directors was entitled to receive a $45,000 annual retainer pro-rated for the amount of time each individual was a non-employee director. In addition, prior to September 1, 2008, each Board of Directors’ committee chair received the following annual retainer pro-rated for the amount of time each individual held such position: $10,000 to the Audit Committee chair, $5,000 to the Human Resources Committee chair and $5,000 to the Governance and Nominating Committee chair. Commencing on September 1, 2008, our Lead Director, Mr. Patterson, was entitled to receive a $15,000 pro-rated annual retainer, and each Board of Directors’ committee chair received the following annual retainer: $25,000 to the Audit Committee chair, $15,000 to the Human Resources Committee chair and $10,000 to the Governance and Nominating Committee chair.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted in 2008 and in prior years, in accordance with SFAS 123(R). For additional information, refer to Note 9 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. At fiscal year end, each of Messrs. Kaplan and Schwartz held outstanding awards of restricted stock with a grant date fair value of $125,000 (9,873 shares), and Messrs. Holliman, Jordan, Martin and Patterson held outstanding awards of restricted stock with a grant date fair value of $75,000 (5,120 shares).

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to stock option grants made to Wilbert G. Holliman in prior years in connection with his prior service as our Chief Executive Officer, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 9 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. At fiscal year end, the aggregate number of option awards outstanding for Mr. Holliman was 443,000 options.

(4)	This column represents company paid life insurance premiums.

(5)	Messrs. Kaplan and Schwartz were elected to the Board of Directors in May 2008, and Ms. McGuire was elected to the Board of Directors in December 2008.
Cash Compensation
On August 6, 2008, the Human Resources Committee completed a review of compensation for non-employee directors. The review included an analysis of peer companies. Based on the analysis, and the increased responsibility and time commitment associated with board and committee service, the Governance and Nominating Committee, based on the recommendation of the Human Resources Committee, revised the compensation of non-employee directors as follows, effective September 1, 2008.

		Director Fees Prior to
	Director Fees	September 1, 2008
Annual Retainer
Board Retainer	$45,000	$45,000
Lead Director	15,000	—
Audit Committee Chair	25,000	10,000
Governance Committee Chair	10,000	5,000
Human Resources Committee Chair	15,000	5,000
We also reimburse our directors for their reasonable expenses in connection with attending board meetings and pay the premiums on a $100,000 term life insurance policy pursuant to our company’s group term life program.
Equity Compensation
Commencing in 2008, each newly elected non-employee director was entitled to receive an initial grant of $50,000 in the form of restricted stock, which vests equally over five years. In addition, each of our non-employee directors is entitled to receive an annual grant of $75,000 in the form of restricted stock. The restricted stock awards are determined based on the fair market value of our common stock on the grant date and the annual grant will generally be awarded on the date of our annual stockholders meeting. The annual grant of restricted stock awards vest one year after the date of grant. During the term of the director’s tenure, the shares are held in an uncertificated account by our transfer agent in the name of each director. Any shares held by the transfer agent under this plan are voted by our transfer agent pursuant to instructions received from us.
Director Stock Ownership Guidelines
Our Board of Directors has established stock ownership guidelines for the non-employee directors. Within four years of joining the Board, the director must own at least 10,000 shares of our common stock. As of December 31, 2008, each director had either satisfied these ownership guidelines or had time remaining to do so.

REIMBURSEMENT OF PROXY EXPENSES OF SCSF EQUITIES, LLC
(Proposal 2)
During 2008, SCSF Equities, LLC, an investment fund affiliated with Sun Capital Partners, Inc., undertook a successful proxy contest to replace three of our directors with its nominees, Ira D. Kaplan, T. Scott King and Alan G. Schwartz. Mr. King is a managing director at Sun Capital. In February 2009, Mr. King resigned from our Board of Directors primarily due to other business commitments, and in part, due to a difference of opinion regarding our company’s future executive compensation policies and practices. Our Board of Directors has reduced the size of our Board to eight members. Messrs. Kaplan and Schwartz continue to serve as members of our Board of Directors, and we have nominated them for election at our 2009 Annual Meeting.
In connection with the proxy contest, SCSF Equities incurred expenses associated with the solicitation and has submitted a request to our company seeking reimbursement from us for all expenses incurred in connection with the solicitation. Our Board of Directors, after a full review of the request, determined that we would seek an advisory vote from our stockholders on the matter and would submit the question of reimbursement of SCSF Equities’ proxy expenses to a non-binding vote of our stockholders.
Our Board of Directors has the power to reimburse SCSF Equities if it determines that the reimbursement is in the best interests of all stockholders and that the amounts reimbursed are reasonable. We are under no obligation however to reimburse SCSF Equities’ proxy expenses. After review of SCSF Equities’ request for reimbursement, the Board of Directors believes SCSF Equities should pay their own proxy expenses at this time. The Board believes that although SCSF Equities was successful in its proxy contest, the company would be better served if we used such funds to continue the implementation of our strategic plan. Our company is at a critical juncture given the current economic environment and our Board believes that we should invest such funds in the growth of our company rather than reimbursing SCSF Equities for expenses incurred in its proxy contest. Furthermore, Mr. King, one of the three directors nominated by SCSF Equities, resigned from our Board of Directors in February 2009, prior to completing his first annual term.
SCSF Equities submitted documents to our company detailing reimbursable expenses of approximately $1.1 million incurred in connection with the proxy contest. The Audit Committee directed the office of the General Counsel and the Director of Internal Audit to review the details of the expenditures underlying the request and to consult with SCSF Equities regarding certain expenditures. After conducting a review of the results of that process, the Audit Committee concluded that approximately $890,000 of the expenses incurred by SCSF Equities appear to be related to the proxy contest and appear to be accurate. Accordingly, should this proposal be approved by our stockholders and should the Board decide to reimburse SCSF Equities’ expenses, any reimbursement would not exceed $890,000.
This is a non-binding proposal. Even if the stockholders vote to approve reimbursement of SCSF Equities’ expenses, we do not intend to make any payments to SCSF Equities unless and until the Board of Directors determine that such payment will not have an adverse effect on the financial condition of our company at such time. Any payment by us may be for all or part of the amount requested by SCSF Equities.
Directors nominated by SCSF Equities in the proxy contest recused themselves from the discussions of the Board regarding reimbursement and abstained from voting on the matter.
The Board of Directors recommends a vote “AGAINST” the proposal to reimburse SCSF Equities for expenses incurred in connection with its 2008 proxy contest.

AUDIT COMMITTEE MATTERS
Audit Committee Report for 2008
In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our financial statements and our internal controls. The Audit Committee, in its oversight role, has reviewed and discussed our audited financials for the year ended December 31, 2008, with our management. The Audit Committee has discussed with our internal auditors and KPMG LLP, our independent registered public accounting firm during fiscal year 2008, separately and together, the matters required to be discussed by the statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Submitted by the Audit Committee,
John R. Jordan, Jr. (Chairman)
Ira D. Kaplan
Bobby L. Martin
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)
The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to ratification of this appointment by our stockholders. KPMG LLP audited our financial statements and the effectiveness of our internal control over financial reporting as of, and for the years ended, December 31, 2008 and 2007. KPMG LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.
For the fiscal years ended December 31, 2008 and 2007, we paid (or will pay) the following fees to KPMG LLP for services rendered during the year or for the audit in respect of those years:

	Fiscal year ended December 31
($ in thousands)	2008	2007

Audit Fees (1)	$1,483	$1,411
Audit-Related Fees (2)	3	55

Total Audit and Audit-Related Fees	1,486	1,466
Tax Fees (3)	115	105
All Other Fees	—	—

Total Fees	$1,601	$1,571

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit our annual consolidated financial statements, including the audit of our internal control over financial reporting, to review our quarterly consolidated financial statements and to perform statutory audits for certain of our subsidiaries.

(2)	Audit-related fees consisted primarily of fees related to the filing of a registration statement in addition to accounting and reporting research and consultations.

(3)	Includes fees for tax consulting services and tax compliance services.
The Audit Committee pre-approves all audit, audit-related and non-audit services provided by KPMG LLP. The Chairman of the Audit Committee has also been delegated the authority to pre-approve services to KPMG LLP. All of the services in 2008 in the table above were pre-approved by the Audit Committee or the Chairman of the Audit Committee.
One or more representatives of KPMG will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG LLP for the fiscal year ending December 31, 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the overall structure of our executive compensation program; components of our executive compensation program for our named executive officers; and the process, substance of and rationale for decisions concerning executive compensation during 2008. Our named executive officers for 2008, who are current employees of our company, are as follows:
•	Ralph P. Scozzafava, our Chief Executive Officer

•	Steven G. Rolls, our Chief Financial Officer

•	Jeffrey L. Cook, President of our subsidiary, Broyhill Furniture Industries

•	William G. Holliman, President of our subsidiary, Lane Furniture Industries

•	Richard R. Isaak, our Controller and our former principal financial officer

•	Mary E. Sweetman, our Senior Vice President- Human Resources
In addition, Lynn Chipperfield, our former General Counsel who retired in March 2008, and John T. Foy, our former President and Chief Operating Officer who retired in January 2008, are also named executive officers in 2008.
Overview of our Executive Compensation Program
Our Board of Directors delegates to the Human Resources Committee responsibility for establishing compensation policies and programs for our executive officers, including our named executive officers. The Committee’s objectives for compensation policies for our executive officers are to:
•	Attract and motivate highly capable and performance-focused executives;

•	Pay for performance such that total compensation reflects our performance;

•	Link executive earnings directly to both our short- and long-term financial results and stockholder returns;

•	Promote a culture of executive owners who share a common financial interest with our stockholders; and

•	Efficiently manage the potential dilution, cash flow, tax and reported earnings implications of executive compensation consistent with the other objectives of the program.
We approach these objectives through three key components:
•	a base salary component, reviewed annually by our Human Resources Committee based on the individual performance of the executive and a review of comparable positions at companies of similar size;

•	a short-term (annual) cash incentive with the percentage target of base salary reviewed annually against comparable positions at companies of similar size and payable upon the achievement of corporate financial performance objectives;

•	a long-term incentive that provides cash or equity awards payable upon the achievement of two- or three-year corporate financial results and provides for periodic annual grants of long-term equity compensation, in the form of stock options, restricted stock awards, and performance-based shares.
Executives also receive severance and change in control benefits, as well as retirement, health and welfare benefits under our U.S. broad-based plans.
Setting Executive Compensation
Role of Human Resources Committee and Executives Officers
Our Human Resources Committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for all employees, including our executive officers. The Human Resources Committee’s charter, which can be found on our website at www.furniturebrands.com, lists the specific responsibilities of the Committee.
Under its charter, our Human Resources Committee reviews and specifically approves all compensation decisions for all executive officers, other than our Chief Executive Officer. The compensation of our Chief Executive Officer is set by the full Board of Directors, excluding our Chief Executive Officer, based on the Human Resources Committee’s review and recommendation. In performing its duties, the Committee relies on Mr. Scozzafava, our Chief Executive Officer, and Ms. Sweetman, our Senior Vice President— Human Resources, to provide information regarding the executive officers, the executive officers’ roles and responsibilities, and the general performance of our company, the executive officers and the various business units that they manage. Mr. Scozzafava and Ms. Sweetman take directions from and bring suggestions to the Human Resources Committee. Neither Mr. Scozzafava nor any other member of management votes on items before the Human Resources Committee. However, Mr. Scozzafava makes compensation recommendations for the other named executive officers and those executives reporting directly to him, and our Human Resources Committee solicits the views of Mr. Scozzafava on compensation matters, especially as they relate to the compensation of the other named executive officers and those executives reporting directly to him.
Role of Compensation Consultants
The Human Resources Committee has engaged an outside independent executive compensation consultant, Towers Perrin, to advise and counsel the Committee. Towers Perrin provides advice to the Committee on all aspects of executive compensation, including cash and equity incentive designs. In addition to these services provided to our Human Resources Committee, Towers Perrin also provides pension plan actuarial services and benefits consulting to management.
In determining the design and the level of each element of compensation, the Human Resources Committee reviewed competitive market information prepared by Towers Perrin. Towers Perrin provided the Committee with written market data that outlined the salary and incentive compensation targets, both short- and long-term, for comparable market positions of executive officers at companies of similar size based on revenue. The companies of similar size were matched by regression formulas from the broad company database of the Towers Perrin survey. Individual identities of the companies are not known. The Committee then assessed our financial performance, competitive industry compensation practices, emerging market trends, and other factors. No specific weighting is assigned to these factors. Generally, there are nominal changes both up and down in target total compensation and the mix of the compensation elements. Actual total compensation can vary widely based on total company, business unit, and individual performance.
Our Human Resources Committee targets total executive compensation at the 50th percentile of competitive market practices. The Committee believes that this will allow us to attract and retain the appropriate level of executive talent. While the Committee targets compensation at the 50th percentile of the market, such review was only one factor considered by the Committee in determining each individual named executive officer’s actual compensation during 2008. As discussed in more detail below, other factors affecting compensation paid during 2008 included the overall performance of our company, the executive’s historical compensation, any retention concerns, and the recommendations of Mr. Scozzafava.
Individual Components of Our Executive Compensation Program
Base Salary
The base salary of an executive takes into account the executive’s performance, responsibilities and experience. Base salaries are the foundation for executive compensation, since other elements such as short-term (annual) cash incentives and long-term cash incentives are determined as a percent of base salary. The base salary for an executive officer is benchmarked at the 50th percentile of comparable positions at companies of similar size. In administering executive salaries, the Human Resources Committee does not consider a base salary within 10% of the target amount as deviating materially from the target salary and regards any salary within that range as being competitive with comparable positions at companies of similar size.
Short-Term Incentives
Our short-term (annual) incentive program is meant to award executives for achievement of corporate financial performance goals relating to a specific fiscal year. When establishing the performance goals, our Human Resources Committee reviews and discusses with both executives and the full Board of Directors our business plan and its key underlying assumptions and then establishes the performance goals for the year. The amount of the short-term incentive paid to each executive is based upon percentage incentive targets established by our Human Resources Committee.
Percentage Short-Term Incentive Targets
All named executive officers are eligible for annual performance-based cash incentives in amounts ranging from 40% to 200% of their base salaries. As part of the Human Resources Committee’s annual review of executive compensation, the Human Resources Committee also reviews the percentage incentive target for each executive. The short-term incentive is targeted at the 50th percentile range of comparable positions at companies of similar size, and the Committee may adjust an executive’s percentage target in order to bring an executive’s annual incentive within this range.

2008 Short-Term Incentive Plan
Our Human Resources Committee established performance goals for 2008 incentives based upon our company achieving certain pre-established financial goals. For 2008, the Committee determined that incentives would be payable only if our net earnings and net sales met or exceeded a minimum threshold performance. Threshold performance was defined as achieving 50% of budgeted net earnings, or $18 million of net earnings, and 90% of budgeted net sales, or $1.845 billion of net sales. Net earnings and net sales were selected as the primary measures for the plan because they are significantly influenced by the performance of the named executive officers, and these align the executive’s annual incentive opportunity with corporate growth objectives. For 2008, we had a net loss and net sales were $1.743 billion. As a result, the threshold performance was not met, the pool was not funded and no payments were made to executives under the 2008 Short-Term Incentive Plan other than to Mr. Rolls, who under the terms of his offer letter received a guaranteed minimum payment under the 2008 Short-Term Incentive Plan.
Long-Term Incentives
Our long-term incentive program is designed to motivate our executive officers to focus on long-term company performance through cash or common stock awards based on two-year or longer performance periods and to reinforce accountability by linking executive compensation to aggressive performance goals. We believe that these plans are an important instrument in aligning the goals of the named executive officers with our company’s strategic direction and initiatives, which our company believes will result in increased stockholder return.
Long-Term Cash Incentives
Our Human Resources Committee sets target awards under our long-term cash incentive programs as a percentage of base salary based primarily upon an evaluation of the importance and impact of the position within our organization, as well as a review of market competitors. The long-term incentive opportunity for each executive is targeted at the 50th percentile range of comparable positions at companies of similar size.
The Human Resources Committee grants long-term cash performance awards based on two- or three-year financial results every year to our named executive officers and others. These opportunities currently consist of potential cash payments under the following plans:
•	Our 2006 Long-Term Incentive Plan, or the 2006 LTIP, for the recently completed January 1, 2006 through December 31, 2008 performance period;

•	Our 2007 Long-Term Incentive Plan, or the 2007 LTIP, for the recently completed January 1, 2007 through December 31, 2008 performance period; and

•	Our 2008 Long-Term Incentive Plan, or the 2008 LTIP, for the January 1, 2008 to December 31, 2010 performance period.
Any payment under the 2008 LTIP will vest in 2010 and has no impact on long-term performance-based compensation for the named executive officers in 2008.
2006 LTIP. The 2006 LTIP was established in 2006 for our then named executive officers and others with the objective of rewarding achievement of three-year cumulative net cash flow from operations and pre-tax return on net assets for the January 1, 2006 to December 31, 2008 performance period. The Committee determined that these performance measures would motivate executives to focus on the growth of our company since these two key metrics indicate the health of our business and allow our company to invest for the future of the business. We did not achieve either the three-year cash flow or the return on net assets thresholds specified in the plan, and as a result, participants of the plan did not receive any payments.
2007 LTIP. The 2007 LTIP was established in 2007 with the objective of rewarding achievement of improved free cash flow during the critical period covering 2007 and 2008. This was based on an increased urgency by the Board to focus management’s attention on controlling inventory and receivables, and improving free cash flow during this two-year period. In addition, we did not deliver an annual grant of stock options in 2007 due to the limited number of shares available under our equity incentive plans. On this basis, targeted free cash flow for plan purposes was $108 million for the twelve months ended December 31, 2007 and $138 million for the twenty-four months ended December 31, 2008. The plan has a formula that establishes a payout range if and to the extent that performance goals are met or exceeded. The formula determines the percentage of the incentive to be paid, based on a percentage of goal achievement. Awards of up to 200% of target could be paid if our performance exceeds the maximum target and no awards would be paid if our performance does not meet the minimum threshold. Awards are also pro-rated for the amount of time the executive was employed by our company during the performance period. One hundred percent of the incentive determination is based upon performance against these goals.
For the twelve months ended December 31, 2007 and the twenty-four months ended December 31, 2008, targeted free cash flow under the plan was as follows:

	Free Cash Flow
(in millions)	Threshold	Target	Maximum
12 months ended December 31, 2007	$86.4	$108.0	$129.6
24 months ended December 31, 2008	$110.4	$138.0	$165.6
Actual 2007 free cash flow was $138.5 million and actual free cash flow for the twenty-four months ended December 31, 2008 was $173.3 million. This generated a calculated award pool of 200% of the long-term target for each named executive officer for 2007 and 2008.
The terms of the 2007 LTIP when established in 2007 did not provide that the Committee could make any discretionary adjustments to payments made under the 2007 LTIP for any reason including individual performance or overall company performance. As a result, the free cash flow performance measures were met and participants of the plan, including the named executive officers, received payments at 200% of target.
2008 LTIP. In 2008, the Human Resources Committee returned to awarding executives for performance over a three-year period. When considering the design of the performance objectives for the January 1, 2008 to December 31, 2010 performance period, the Committee determined that free cash flow, return on invested capital and market share metrics (weighted 45% free cash flow, 45% return on invested capital and 10% market share) were the most appropriate metrics for the plan. The Committee chose these performance measures in order to motivate executives to increase cash flow and to use the increased cash flow effectively to grow our company, as well as to motivate executives to increase our company’s market share. The target levels for the awards were set by our Human Resources Committee and were based on our company’s 2008 budget approved by our Board of Directors and our company’s 2009 and 2010 projections. Under the 2008 LTIP, the actual amount of money available for award is based on achieving the threshold performance target for each of the three components over the full three-year period. If all thresholds are met in 2010, the plan establishes a payout for each component based on the following percentage of goal achievement:

	Threshold		Target		Maximum
Performance Metrics:	Performance Target	Payout	Performance Target	Payout	Performance Target	Payout
Free Cash Flow	70%	50%	100%	100%	130%	200%
Return on Invested Capital	70%	50%	100%	100%	150%	200%
Market Share	85%	25%	100%	100%	105%	200%
Any awards from the plan will be delivered as 50% cash and 50% shares to those executives who have not achieved their share ownership requirements as discussed below.
Long-Term Equity Incentives
We consider equity-based compensation awards to be of key importance in motivating executive officers to improve financial performance and stockholder value, as well as encouraging the long-term employment of the executive officers.
In March 2008, the annual awards to executive officers were granted in a combination of performance-based stock options and performance-based restricted stock awards. These grants were designed to reward achievement of specific earnings targets and to align the interests of the executive officers with those of the stockholders by providing a return only if the share price appreciates. In awarding these equity incentives, the Human Resources Committee also considered the need to provide long-term compensation in 2009, which is a year in which no long-term cash incentives will be paid by us, and the need to focus and retain executives during the completion of our strategic initiatives, as well as the compensation practices of the market comparison group. The objective for the 2008 equity grant was to provide executive officers an opportunity to be paid total compensation in 2009 at the 50th percentile for positions at companies of similar size or higher if our stockholder returns exceed industry norms. On the other hand, the actual value of the awards may drop substantially if we miss goals or our stockholder returns underperform.
All of the stock options and restricted stock awards granted in March 2008 are subject to meeting performance targets in 2009. Net Earnings was used as the performance measure during the 2009 performance period. The table below provides the targets and the percentage of at-risk shares earned at these levels.

Percentage of Target Achieved:	Vesting Schedule:
Less than 80% of earnings target	0% will vest and the shares will be forfeited
80% of 2009 earnings target	50% will vest
90% of 2009 earnings target	75% will vest
100% of 2009 earnings target	100% will vest
All of the performance-based stock options have an exercise price of $11.44 per share other than the options awarded to Mr. Rolls, which have an exercise price of $12.90 per share.
In December 2008, the Human Resources Committee made a special award of restricted stock units outside the normal annual award cycle to certain executive officers, including our named executive officers. The Committee made this award primarily due to retention concerns and the need to focus executives during the turbulent economic environment. The awards are contingent on share price appreciation objectives and the achievement of service-based retention periods. If the trailing 10 day average of our common stock reaches $6.26 per share, then fifty percent of the units will vest, and the executive will be entitled to receive a cash payment of $6.26 per vested unit on the second anniversary of the grant date, or if the vesting date occurs after the second anniversary of the grant date, on the vesting date. The other fifty percent of the units will vest if the trailing 10 day average of our common stock reaches $9.39 per share, and following vesting, the executive will be entitled to receive a cash payment of $9.39 per vested unit on the third anniversary of the grant date, or if the vesting date occurs after the third anniversary of the grant date, on the vesting date. The awards are designed to reward executives for increases in share price as well as encouraging the long-term employment of the executive officers.
Termination Based Compensation
Severance
Upon an involuntary termination of employment without cause or a constructive termination of employment, our named executive officers are entitled to receive severance payments under our Executive Severance Plan or in the case of Mr. Scozzafava, under his employment agreement. In determining whether to approve and in setting the terms of such severance arrangements, the Human Resources Committee recognized that these highly ranked executives often face challenges securing new employment following termination. Severance for involuntary termination without cause or constructive termination of employment for named executive officers, other than Mr. Scozzafava, is as follows:
•	one and one-half years of base salary;

•	a prorated bonus under the Long-Term Incentive Plan in effect on the termination date and based on business performance to the termination date;

•	immediate vesting of any other unvested equity awards that were outstanding on the date of termination if pursuant to the terms of the awards and our equity plans the executive is entitled to accelerated vesting;

•	a payment that represents one and one-half times the average award paid to the executive under the Short-Term Incentive Plan over the past three years prior to termination;

•	payment for the value of company provided benefits for one year from the date of termination, which consists of medical and dental coverage, including a tax gross up, 401(k) and deferred compensation matching contributions, retirement accrual (if applicable) and premiums for life insurance coverage; and

•	reimbursement for expenses associated with financial counseling, legal fees and job search costs up to $40,000.
In the event Mr. Scozzafava is involuntarily terminated without cause or his employment is constructively terminated, he is entitled to the following compensation:
•	three years of base salary;

•	a prorated bonus under the Long-Term Incentive Plan in effect on the termination date and based on business performance to the termination date;

•	a payment that represents three times the average short-term (annual) incentive paid in the past three years prior to termination;

•	a payment for two years of continued medical and dental coverage, including a tax gross-up;

•	immediate vesting of certain unvested options and restricted stock awards that were awarded to him under his employment agreement and immediate vesting of any other unvested equity awards that were outstanding on the date of the termination of his employment if pursuant to the terms of the awards and our equity plans he is entitled to accelerated vesting; and

•	reimbursement for expenses associated with outplacement services, job search expenses and financial counseling costs up to $40,000.
In consideration for these severance benefits, all of our executives have agreed not to compete with our company for one year following the executive’s termination of employment.
Change in Control
Upon a change in control of our company, each named executive officer is entitled under certain circumstances to severance payments similar to those described above and accelerated vesting of certain outstanding unvested equity awards. These change in control provisions are designed to promote stability and continuity of executives during a change in control. The change in control agreements are “double-trigger” agreements meaning that to receive benefits under the agreement the executive must be terminated by us or the successor company without cause, or the executive must be constructively terminated, as defined in the agreements. Additional Information regarding change in control payments for the named executive officers is provided under the heading “Potential Payments upon Termination or Change in Control.”
Retirement Plans
Pension
Prior to 2006, executives participated in a pension plan. Effective December 31, 2005, we froze the pension plan, and only those participants who were age 50 and had ten years of service on that date were permitted to accrue benefits up to an additional five years under the plans. Messrs. Chipperfield and Foy, who both retired in early 2008, and Mr. Holliman are the only named executive officers with retirement benefits pursuant to this plan. No other named executive officers are participants in the pension plan.
Savings
We provide a 401(k) savings plan to all U.S. employees, including our named executive officers. We match 100% of the pre-tax contributions up to 3% of compensation plus 50% of pre-tax contributions up to the next 3% of compensation. In addition, we have a Deferred Compensation Plan, which is a non-qualified (unfunded) plan offered to select executives, including the named executive officers, who are impacted by the IRS’s statutory limits on company contributions under the 401(k) plan. The Deferred Compensation Plan provides executives, including the named executive officers, with the ability to defer base salary, incentive payments and other eligible compensation. In addition, the plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as would have been available in the absence of statutory limits. Under the plan, executives can defer up to 100% of eligible compensation and contributions immediately vest.
Perquisites and Other Benefits
We provide the named executive officers with limited perquisites and other personal benefits that our Human Resources Committee deems reasonable and consistent with our overall compensation program. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with other elements of compensation to attract, motivate and retain individuals in a competitive environment.
In 2008, certain named executive officers received relocation benefits. In addition, Mr. Scozzafava was allowed to use the corporate aircraft for personal travel. Mr. Scozzafava’s personal use of the corporate aircraft was treated as taxable income to him in 2008.
2008 Compensation Decisions
The following section describes the assessment process for each individual in 2008 in light of the individual’s performance, our company’s performance and as compared to the comparison group of companies.
Ralph P. Scozzafava- Chief Executive Officer
Mr. Scozzafava joined our company in June 2007 as the Chief Executive Officer designate. Despite not acting in the Chief Executive Officer role in 2007, the Committee believes that Mr. Scozzafava accomplished several key objectives to position our company for strong long-term performance while operating in a very challenging environment. Mr. Scozzafava directed several critical strategic initiatives, including driving new growth strategies, obtaining significant cost-reductions, expanding our Asian manufacturing capabilities, revamping our marketing strategy and leadership team as well as other actions that are expected to position us for future success. Mr. Scozzafava has also driven leadership development and succession planning through difficult economic times, and the initiatives referred to above have created important new leadership development opportunities for the executives that report to Mr. Scozzafava.
The Committee also considered our comparative market group when reviewing Mr. Scozzafava’s total compensation. The Committee determined that Mr. Scozzafava’s total compensation, which was established in 2007 based on his role as Chief Executive Officer designate, was well below the market median for chief executive officers at companies of similar size.
Based on these factors, the Committee approved a 7.0% salary increase in 2008, and Mr. Scozzafava’s long-term incentive percentage target was increased from 200% to 300%. These increases moved Mr. Scozzafava’s total targeted cash compensation within the 25th percentile of our market comparison group.
In March 2008, Mr. Scozzafava was also awarded 50,000 restricted stock awards and 100,000 stock options, which vest in 2009 upon the achievement of certain net earnings targets described above; and in December 2008, he was awarded a special retention grant of 1,277,960 restricted stock units, which vest on achieving share price appreciation objectives and service-based retention periods. In addition, Mr. Scozzafava was paid $2,950,000 under the fixed non-discretionary terms of the 2007 LTIP due to our achievement of the free cash flow objectives for the January 1, 2007 to December 31, 2008 performance period.
Steven G. Rolls- Chief Financial Officer
Mr. Rolls joined our company in April 2008. In setting Mr. Rolls compensation in his first year, the Committee reviewed Mr. Rolls’ prior experience, his historical compensation and compensation paid to Chief Financial Officers at companies of similar size. For Mr. Rolls, the Committee approved an initial salary of $475,000 per year, short-term (annual) percentage incentive target of 60% and a long-term incentive target of 130%. These payments have Mr. Rolls total targeted cash compensation within the 50th percentile for Chief Financial Officers at companies of similar size.
Upon his hire date, Mr. Rolls was also awarded 15,000 restricted stock awards that vest equally over three years commencing on the first anniversary of the grant date, and 10,000 restricted stock awards that vest equally over three years commencing on the second anniversary of the grant date. Similar to other executive officers at our company, he also received 12,000 restricted stock awards and 24,000 stock options that vest in 2009 upon the achievement of certain net earnings targets described above. In addition, Mr. Rolls was awarded a special retention grant in December 2008, of 239,620 restricted stock units, which vest on achieving share price appreciation objectives and service-based retention periods.
Under the terms of Mr. Rolls offer letter, Mr. Rolls was paid a guaranteed payment of $285,000 under our 2008 Short-Term Incentive Plan. He was also paid $1,236,000 under the fixed non-discretionary terms of the 2007 LTIP due to our achievement of the free cash flow objectives for the January 1, 2007 to December 31, 2008 performance period.
Richard R. Isaak- Controller
Prior to Mr. Rolls joining our company, Mr. Isaak acted as our principal financial officer. Due to Mr. Isaak assuming these additional responsibilities and after review of his compensation in comparison to comparable positions at other companies, Mr. Isaak received salary increases of 14.5% in 2008, an increase in his short-term incentive target from 35% to 40% and an increase in his long-term incentive target from 45% to 55%.
Similar to other executive officers, Mr. Isaak also received an award of 7,500 restricted stock awards and 15,000 stock options that vest in 2009 upon the achievement of certain net earnings targets described above. In addition, he was awarded a special retention grant in December 2008, of 39,940 restricted stock units and was paid $425,700 under the fixed non-discretionary terms of the 2007 LTIP.
Mary E. Sweetman- Senior Vice President- Human Resources
Ms. Sweetman was an integral part of our company accomplishing several key initiatives including the completion of several steps in the consolidation of our operations and our movement to shared services and the retention of several key executives. In addition, the Committee reviewed comparable positions at companies of similar size when evaluating Ms. Sweetman’s compensation.

Based on this review, the Committee approved a 5.0% salary increase in March 2008, and increased Ms. Sweetman’s short-term (annual) incentive target from 40% to 50% and her long-term incentive percentage target from 90% to 100%. In addition, based on Ms. Sweetman’s leadership in assisting our company through significant changes in management during the year, the Committee approved another 7.0% salary increase for Ms. Sweetman in August 2008. Prior to these increases, Ms. Sweetman’s compensation was below the 50th percentile of our market comparison group, and these increases moved Ms. Sweetman’s total targeted cash compensation within the 50th percentile of this group of companies.
Similar to other executive officers, Ms. Sweetman also received an award of 12,000 restricted stock awards and 24,000 stock options that vest in 2009 upon the achievement of certain net earnings targets described above. In addition, she was awarded a special retention grant in December 2008, of 159,740 restricted stock units and was paid $1,021,500 under the fixed non-discretionary terms of the 2007 LTIP. Ms. Sweetman was also awarded an additional $113,500 bonus in 2008 due to her strong performance in 2008 leading the consolidation of our shared services group, which the Committee believes will provide the company with significant cost savings in the future.
Other Named Executive Officers
Messrs. Cook and Holliman were both promoted to their respective positions in late 2007. As a result, Messrs. Cook and Holliman were not eligible for salary increases or increases in their incentive targets until late 2008. After review, Mr. Holliman received a 10% salary increase, which moves Mr. Holliman’s total cash compensation closer to the 50th percentile for similar positions at companies of comparable size. Mr. Cook’s total cash compensation is above the 50th percentile for similar positions at companies of comparable size, and as such, he did not receive an increase in his cash compensation in 2008.
Similar to other executive officers, each received an award of 12,000 restricted stock awards and 24,000 stock options that vest in 2009 upon the achievement of certain net earnings targets described above. In addition, each of Messrs. Cook and Holliman was awarded a special retention grant in December 2008, of 31,950 and 159,740 restricted stock units, respectively, and was paid $1,600,000 and $1,260,000 under the fixed non-discretionary terms of the 2007 LTIP, respectively.
Messrs. Chipperfield and Foy both retired in early 2008. In connection with their retirement, we paid Mr. Chipperfield $122,525, which is an amount equal to the fair market value of 9,891 restricted stock units granted to Mr. Chipperfield in lieu of receiving benefits under our Supplemental Executive Retirement Plan which was terminated in 2005, and the dividends paid on the shares underlying such units, and Mr. Foy received a $2 million severance payment. In addition, Mr. Chipperfield was eligible to participate in the 2007 LTIP from the date of the commencement of the plan until his retirement date. Due to our achievement of the free cash flow objectives under the plan, Mr. Chipperfield received a pro-rata payment based on his length of service with us of $1,698,200 under the fixed non-discretionary terms of the 2007 LTIP.
2009 Plans and Compensation Decisions
In February 2009, our Human Resources Committee suspended any salary increases in 2009 for our executive officers, including our named executive officers, due to the current economic environment and an overall decline in our company’s financial performance. In addition, the Committee established the terms of the 2009 Short-Term Incentive Plan.
Under the 2009 Short-Term Incentive Plan, awards are based on the achievement of net earnings and net sales goals and the goals are weighted equally. The target levels were set by the Committee based on the 2009 budget approved by our Board of Directors. Under the plan, no payments will be made unless net earnings targets are achieved. If net earnings are achieved, the plan establishes a payout range to the extent the performance goals are met or exceeded. Although actual performance measured against these financial goals will be the key component in determining company performance, our Human Resources Committee has discretion to make payments below the amounts originally awarded under the plan.
Equity Grant Practices
We do not have any program, plan, or practice to time stock grants to our executives to take advantage of the release of material, non-public information. All equity grants to executive officers are approved by the Human Resources Committee. All routine annual stock option grants generally occur in February on the date of the Human Resources Committee meeting. The exercise price of each option is the closing price of our common stock on the date of grant. In the case of newly hired executives, equity-based awards are normally granted at the next Human Resources Committee meeting following their hire date.

Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) as of the end of the fiscal year. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” Neither base salary nor restricted stock that vests based solely on continued service qualify as performance-based compensation under Section 162(m). Although a significant portion of each executive officer’s compensation will satisfy the requirements for deductibility under Section 162(m), the Human Resources Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.
Stock Ownership Requirements
The Committee believes that meaningful executive ownership is integral to aligning executive and stockholder interests. Effective on January 1, 2007, we implemented formal executive stock ownership guidelines. Our top executives are required to own a fixed number of shares of our stock ranging from 20,000 to 200,000 shares depending upon position.
Executives will have five years to achieve targeted ownership. If targeted ownership is not achieved within the five years, each executive will thereafter be required to hold 50% of net shares from all option exercises and will be required to receive 50% of performance cash award payments in common stock.
Human Resources Committee Report on Executive Compensation for 2008
We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our 2009 proxy statement and incorporated by reference into our 2008 Annual Report on Form 10-K.
Submitted by the Human Resources Committee,
Bobby L. Martin (Chairman)
Aubrey B. Patterson
Compensation Committee Interlocks and Insider Participation
Our Human Resources Committee consists of Bobby L. Martin and Aubrey B. Patterson. Aubrey Patterson is the Chairman and Chief Executive Officer of Bancorp South, Inc., and one of our subsidiaries leases trucks and trailers through a division of Bancorp South, Inc. In 2008, we paid the leasing division of Bancorp South approximately $686,000 pursuant to the terms of these leases.
No member of our Human Resources Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the Board of Directors of any other company that has an executive officer serving as a member of our Human Resources Committee.

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2008, and for those executive officers named in our 2008 or 2007 Proxy Statements, for the fiscal years ended December 31, 2007 and 2006. The named executive officers are our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, as well as, our Controller who served as our principal financial officer for the first part of 2008 and two former executives officers, who would otherwise be included in the foregoing list, but for the fact that they were not serving as executive officers as of December 31, 2008. The values reflected in the Stock Awards and Option Awards columns are the compensation expense associated with equity awards for each named executive officer recognized for financial statement reporting purposes in accordance with SFAS 123(R), and do not correspond to the actual value that will be recognized by the executives. The amounts in the Non-Equity Incentive Plan Compensation column for 2008 reflect payments required to be made upon the achievement of free cash flow performance objectives under the fixed non-discretionary terms of our 2007-2008 Long-Term Incentive Plan.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards (2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Ralph P. Scozzafava	2008	$747,500	—	$352,211	$622,853	$2,950,000	—	$129,283	$4,801,847
Chairman and Chief Executive Officer	2007	376,923	350,000	53,412	121,881	—	—	342,561	1,244,777

Steven G. Rolls	2008	354,423	285,000	142,918	51,520	1,236,000	—	144,206	2,214,067
Chief Financial Officer								—

Jeffrey L. Cook	2008	356,731	—	126,367	107,407	1,600,000	—	130,876	2,321,381
President— Broyhill

William G. Holliman	2008	259,135	—	72,369	77,247	1,260,000	8,752	11,960	1,689,463
President — Lane

Richard R. Isaak	2008	201,596	—	62,078	25,936	425,700	—	208	715,518
Controller and former	2007	121,154	42,288	18,083	—	—	—	658	182,183
Principal Financial Officer

Mary E. Sweetman	2008	292,089	113,500	92,390	70,797	1,021,500	—	14,047	1,604,323
Senior Vice President — Human Resources

Lynn Chipperfield (7)	2008	68,750	—	—	94,935	1,698,200	138,990	125,641	2,126,516
Former Senior Vice	2007	325,000	—	49,378	260,033	—	207,377	46,984	888,772
President & General Counsel	2006	325,000	—	56,396	346,473	178,791	13,930	48,107	968,697

John T. Foy (8)	2008	50,631	—	—	99,166	—	36,142	2,002,749	2,188,688
Former President &	2007	548,500	—	24,066	250,652	—	339,211	202,279	1,364,708
Chief Operating Officer	2006	548,500	—	86,837	320,998	402,325	35,391	134,843	1,528,894

(1)	This column represents a guaranteed payment to Mr. Rolls under the 2008 Short-Term Incentive Plan awarded to him in connection with his offer letter, and a bonus paid to Ms. Sweetman awarded to her in connection with her individual performance in 2008.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, for the fair value of restricted stock awards, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock awards, fair value is calculated using the closing price of our company’s stock on the date of grant. For additional information, refer to Note 9 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, for the fair value of stock options granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 9 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(4)	The amounts in 2008 represent cash awards made under our 2007-2008 Long-Term Incentive Plan.

(5)	This column represents increases in annual pension plan payment at normal age of retirement of 65 and includes amounts from both the qualified retirement plan and the nonqualified SERP.

(6)	Includes the following employer contributions into the 401(k) Plan and the Deferred Compensation Plan based on compensation paid or deferred during 2008: Mr. Scozzafava—$51,023; Mr. Rolls—$16,493; Mr. Cook—$10,350; Mr. Holliman—$11,960; Mr. Isaak—$208; Ms. Sweetman—$14,047; Mr. Chipperfield—$3,116 and Mr. Foy—$2,749. The amounts for Messrs. Rolls and Cook also include company paid relocation expenses of $78,264 and $81,817, respectively, and the payment of housing expenses in connection with their relocation of $49,449 and $38,709, respectively. The amount for Mr. Scozzafava also includes personal use of our company’s aircraft in the amount of $78,260. The aggregate incremental cost to our company is calculated based on the variable operating costs per mile, which include fuel costs, maintenance, associated travel costs for the crew and certain office expenses, but does not include the tax on the disallowance (net of W-2 adjustments) of aircraft expenses under current Federal income tax law. The payment for Mr. Chipperfield also includes a payment equal to the value of 9,891 restricted stock units, and the dividends paid on the shares underlying such units, granted in lieu of receiving benefits under our terminated SERP of $122,525, and the payment for Mr. Foy includes a $2 million severance payment.

(7)	Mr. Chipperfield retired on March 14, 2008.

(8)	Mr. Foy retired on January 31, 2008.

GRANTS OF PLAN-BASED AWARDS TABLE IN 2008
The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis beginning on page 12 of this proxy statement and include the 2008 Short-Term Incentive Plan (“2008 STIP”), the 2008 Long-Term Incentive Program (“2008 LTIP”), the 1999 Long-Term Incentive Plan (the “1999 Plan”) and the 2008 Incentive Plan (the “2008 Plan”).

							Estimated Future
							Payouts Under
				Estimated Future Payouts Under Non-Equity			Equity Incentive Plan
				Incentive Plan Awards(1)			Awards(3)
									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
									Number of	Number of	or Base	Fair Value of
									Shares of	Securities	Price of	Stock and
									Stock or	Underlying	Option	Option
Name and Principal Position*	Plan	Grant Date		Threshold	Target	Maximum	Threshold	Target	Units(4)	Options(5)	Awards	Awards(6)
Ralph P. Scozzafava	2008 STIP			$183,350	$733,400	$1,466,800
Chairman and Chief	2008 LTIP			1,060,865	2,233,400	4,446,800
Executive Officer	1999 Plan	2/1/08								250,000	$10.48	$975,000
	1999 Plan	3/14/08					50,000	100,000			11.44	389,000
	1999 Plan	3/14/08					25,000	50,000				572,000
	2008 Plan	12/19/08	(2)		4,000,015	10,000,037

Steven G. Rolls	2008 STIP			—	285,000	570,000
Chief Financial Officer	2008 LTIP			260,728	548,900	1,097,800
	1999 Plan	4/8/08					6,000	12,000				55,320
	1999 Plan	4/8/08							10,000			139,400
	1999 Plan	4/16/08					12,000	24,000			12.90	309,600
	1999 Plan	4/16/08							15,000			209,100
	2008 Plan	12/19/08	(2)		750,010	1,875,027

Jeffrey L. Cook	2008 STIP			52,500	210,000	420,000
President— Broyhill	2008 LTIP			190,000	400,000	800,000
	1999 Plan	3/14/08					12,000	24,000			11.44	93,360
	1999 Plan	3/14/08					6,000	12,000				137,280
	2008 Plan	12/19/08	(2)		100,004	250,009

William G. Holliman	2008 STIP			38,125	152,500	305,000
President — Lane	2008 LTIP			152,808	321,700	643,400
	1999 Plan	3/14/08					12,000	24,000			11.44	93,360
	1999 Plan	3/14/08					6,000	12,000				137,280
	2008 Plan	12/19/08	(2)		499,986	1,249,966

Richard R. Isaak	2008 STIP			19,700	78,800	157,600
Controller and former	2008 LTIP			53,200	112,000	224,000
Principal Financial	1999 Plan	3/14/08					7,500	15,000			11.44	58,350
Officer	1999 Plan	3/14/08					3,750	7,500				85,800
	2008 Plan	12/19/08	(2)		125,012	312,531

Mary E. Sweetman	2008 STIP			35,650	142,600	285,200
Senior Vice President -	2008 LTIP			140,173	295,100	590,200
Human Resources	1999 Plan	3/14/08					12,000	24,000			11.44	93,360
	1999 Plan	3/14/08					6,000	12,000				137,280
	2008 Plan	12/19/08	(2)		499,986	1,249,966

*	Messrs. Chipperfield and Foy retired in 2008 and were not eligible and did not receive any awards in 2008.

(1)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the 2008 STIP and the 2008 LTIP. The 2008 STIP payments are based on achieving net earnings and net sales goals for our company and the columns reflect payouts at the threshold of 25% of the award, payouts at the target of 100% of the award and payouts at the maximum of 200% of the award. Because we did not achieve the threshold target for performance specified in the 2008 STIP, no payments were made under the 2008 STIP other than to Mr. Rolls, who under the terms of his offer letter was guaranteed a minimum payment under the 2008 STIP. The 2008 LTIP payments are based on achieving free cash flow, return on invested capital and market share objectives for the January 1, 2008 to December 31, 2010 performance period. Each metric is weighted and the columns reflect payouts at the threshold of 25% for achievement of market share and 50% for achievement of free cash flow and return on invested capital, payouts at the target of 100% of the award, and payouts at the maximum of 200% of the awards.

(2)	The amounts in these columns represent the target and maximum cash payouts for the following number of restricted stock units granted to each named executive officer under the 2008 Plan: Mr. Scozzafava— 1,277,960 units; Mr. Rolls—239,620 units; Mr. Cook —31,950 units; Mr. Holliman—159,740 units; Mr. Isaak—39,940 units; and Ms. Sweetman—159,740 units. The awards are payable only in cash and future payout is contingent upon achieving share price appreciation objectives and service based retention periods. If the share price appreciation objectives and retention periods are met, executives will receive $6.26 per unit for half of their grant and $9.39 per unit for the other half of their grant.

(3)	The amounts in this column represent the number of shares of common stock underlying threshold and target payout of stock options and shares of restricted stock granted under the 1999 Plan. Future payout of the stock options and shares of restricted stock are subject to the achievement of net earnings goals for 2009 for our company and the columns reflect payouts at the threshold of 50% of the award and payouts at the target of 100% of the award.

(4)	Restricted shares vest based on the schedules described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement. All restricted shares will vest immediately upon a change in control of the company. Participants are paid dividends with respect to their unvested restricted shares.

(5)	The exercise price of the stock options is equal to the closing price of our common stock on the grant date. Stock options vest based on the schedules described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement. All stock options will vest immediately upon a change in control of the company. Holders of stock options do not receive dividend equivalents or have any voting rights with respect to the shares of common stock underlying the options.

(6)	The amount shown is the total FAS 123(R) value of the award on the date of grant. The assumptions used to determine such values are described in Note 9 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE
The following table provides information on the holdings of stock options and restricted stock awards by our named executive officers outstanding as of December 31, 2008. The market value of stock awards is based on the closing price of our stock on December 31, 2008, which was $2.21.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan	Equity Incentive
			Equity Incentive					Market	Awards:	Plan Awards:
			Plan Awards:					Value of	Number of	Market or
	Number of	Number of	Number of			Number of		Shares of	Unearned	Payout Value of
	Securities	Securities	Securities			Shares of		Stock or	Shares, Units	Unearned
	Underlying	Underlying	Underlying			Stock or		Units of	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Units that		Stock that	Rights that	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	that Have Not
Name and Principal Position	(Exercisable)(1)	(Unexercisable)(1)	Options(2)	Price	Date	Vested		Vested	Vested(2)	Vested
Ralph P. Scozzafava	54,323	162,969		$14.92	06/18/2017	13,333	(3)	$29,466
Chairman and Chief	—	250,000		10.48	02/01/2018				50,000	$110,500
Executive Officer			100,000	11.44	03/14/2018

Steven G. Rolls			24,000	12.90	04/08/2018	10,000	(4)	22,100
Chief Financial Officer						15,000	(3)	33,150
									12,000	26,520

Jeffrey L. Cook	15,000	45,000		15.77	04/09/2007	8,333	(3)	18,416
President— Broyhill			24,000	11.44	03/14/2018				12,000	26,520

William G. Holliman	4,000	—		23.50	01/29/2009	3,100	(4)	6,851
President — Lane	5,400	—		16.81	01/27/2010				12,000	26,520
	9,700	—		24.06	01/25/2011
	6,500	—		34.40	01/24/2012
	9,200	—		21.46	01/23/2013
	9,000	—		29.96	01/29/2014
	5,850	1,950		23.46	01/27/2015
	3,900	3,900		24.95	01/26/2016
			24,000	11.44	03/14/2018

Richard R. Isaak			15,000	11.44	03/14/2018	3,333	(3)	7,366
Controller and former									7,500	16,575
Principal Financial Officer

Mary E. Sweetman	11,250	3,750		22.55	01/03/2016	8,400	(4)	18,564
Senior Vice President -			24,000	11.44	03/14/2018				12,000	26,520
Human Resources

John T. Foy (5)	24,000	—		23.50	01/29/2009
Former President &	38,000	—		16.81	01/27/2010
Chief Operating Officer	28,700	—		24.06	01/25/2011
	19,400	—		34.40	01/24/2012
	27,400	—		21.46	01/23/2013
	30,000	—		29.96	01/29/2014
	25,650	—		23.46	01/27/2015
	17,100	—		24.95	01/26/2016

Lynn Chipperfield (5)	18,000	—		23.50	01/29/2009
Former Senior Vice	24,800	—		16.81	01/27/2010
President & General	36,500	—		24.06	01/25/2011
Counsel	23,700	—		34.09	01/18/2012
	33,800	—		21.46	01/23/2013
	35,200	—		29.96	01/29/2014
	24,075	—		23.46	01/27/2015
	16,050	—		24.95	01/26/2016

(1)	Each of the stock options set forth in the table was granted ten years prior to the expiration date. Stock options vest in four equal annual installments on the anniversary of the grant date.

(2)	Amounts represent the target level of payout of stock options and shares of restricted stock underlying outstanding awards. Future payout of the stock options and shares of restricted stock are subject to the achievement of net earnings goals for 2009 for our company.

(3)	Shares of restricted stock vest in three equal annual installments on the first anniversary of the grant date commencing on the following dates: Mr. Scozzafava— June 18, 2008; Mr. Rolls— April 16, 2009; Mr. Cook— April 9, 2008; and Mr. Isaak— May 18, 2008.

(4)	Shares of restricted stock vest in three equal annual installments on the second anniversary of the grant date commencing on the following dates: Mr. Rolls— April 8, 2010; and Mr. Holliman and Ms. Sweetman— May 3, 2009.

(5)	Messrs. Chipperfield and Foy retired from our company on March 14, 2008, and January 21, 2008, respectively. As a result, each of Messrs. Chipperfield and Foy has three years from his retirement date to exercise stock options that were vested on such date.

OPTION EXERCISES AND STOCK VESTED IN 2008
The following table provides information on stock option exercises and the vesting of restricted stock awards for the named executive officers during 2008.

	Option Awards		Stock Awards
Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
Name	Acquired on Exercise	Exercise	Vesting	Vesting(1)
Ralph P. Scozzafava	—	—	6,667	$83,271
Steven G. Rolls	—	—	—	—
Jeffrey L. Cook	—	—	4,167	53,046
William G. Holliman	—	—	—	—
Richard R. Isaak	—	—	1,667	22,855
Mary E. Sweetman	—	—	—	—
Lynn Chipperfield (2)	—	—	—	—
John T. Foy	—	—	—	—

(1)	Represents the amount realized based on the fair market value of our common stock on the vesting date. The fair market value was determined using the closing market price of our common stock on that date.
PENSION BENEFITS
Prior to 2006, executive officers were eligible for participation in a tax-qualified defined benefit plan or a tax-qualified profit-sharing plan. Effective December 31, 2005, we froze the plans, and only those participants who were age 50, had ten years of service on that date and were participants in the tax-qualified defined benefit plan were permitted to accrue benefits up to an additional five years under the plan. Messrs. Chipperfield and Foy, who both retired in early 2008, and Mr. Holliman are the only named executive officers with pension benefits pursuant to the tax-qualified defined benefit plan.
The table below sets forth information on the pension benefits for these named executives under each of the following pension plans:
Furniture Brands Retirement Plan. The Furniture Brands Retirement Plan is a funded and tax-qualified retirement program that covers eligible employees. The plan accrues benefits based primarily on a formula that takes into account the named executive’s years of credited service and the named executive’s highest five consecutive years of salary and incentive compensation over the last ten years. The accrued benefit is payable starting after retirement on a monthly basis for life, and may be extended to the named executive’s beneficiary under the optional form elected. The normal retirement age as defined in this plan is 65.
Supplemental Executive Retirement Plan. We offered the Supplemental Executive Retirement Plan to certain eligible employees to provide for retirement benefits above amounts available under our tax-qualified retirement plan. The Supplemental Executive Retirement Plan is unfunded and is not qualified for tax purposes. The normal retirement age as defined in this plan is 65.
Messrs. Chipperfield and Foy both retired in 2008, and both deferred the commencement of their pension benefits in compliance with Section 409A of the Internal Revenue Code. As a result, only Mr. Foy received benefits in 2008 as set forth in the table below.

				Payment
		No. of Years of	Present Value of	During Last
Name and Principal Position	Plan Name	Service Credited (1)	Accumulated Benefit (2)	Fiscal Year
William G. Holliman (3)	Furniture Brands Retirement Plan	20	$146,448	$—
President — Lane	Supplemental Executive Retirement Plan	—	—	—

Lynn Chipperfield	Furniture Brands Retirement Plan	25	511,743	—
Former Senior Vice	Supplemental Executive Retirement Plan	25	774,850	—
President & General Counsel

John T. Foy (4)	Furniture Brands Retirement Plan	22	517,431	6,480
Former President &	Supplemental Executive Retirement Plan	21	1,810,962	—
Chief Operating Officer

(1)	Mr. Foy did not receive service credit in the Supplemental Executive Retirement Plan for his service at Lane Furniture prior to our acquisition of it.

(2)	The present value has been calculated based on the assumptions as described in Note 12 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC.

(3)	Mr. Holliman is not a participant in the Supplemental Executive Retirement Plan.

(4)	Mr. Foy commenced receiving payments under the Furniture Brands Retirement Plan on November 1, 2008.

NONQUALIFIED DEFERRED COMPENSATION
The table below provides information on the nonqualified deferred compensation of the named executives in 2008, under our Deferred Compensation Plan. Our Deferred Compensation Plan is a nonqualified, unfunded defined contribution plan. The plan allows highly compensated employees, including executive officers, to defer up to 100% of salary and other eligible compensation. Company matching contributions are made at the same rate as provided in our qualified 401(k) plan on earnings in excess of the tax code limit of $230,000 in 2008 and are immediately vested. All contributions to the Deferred Compensation Plan are credited with Moody’s AA interest, which was 5.569% for 2008. Participants begin receiving distributions after retirement or termination of employment.

		Registrant	Aggregate
	Executive Contributions	Contributions in	Earnings in Last	Aggregate Balance at
Name	in Last Fiscal Year (1)	Last Fiscal Year (1)	Fiscal Year	Last Fiscal Year End
Ralph P. Scozzafava	$43,096	$40,673	$3,306	$125,724
Steven G. Rolls	19,183	6,143	348	25,674
Jeffrey L. Cook	—	—	—	—
William G. Holliman	7,601	1,610	1,081	25,920
Richard R. Isaak	—	—	—	—
Mary E. Sweetman	22,462	3,697	2,738	67,198
Lynn Chipperfield (2)	10,313	487	8,753	167,207
John T. Foy (2)	—	—	15,173	286,897

(1)	All executive contributions and contributions by us have been reported in the Summary Compensation Table in either current or prior years, with the exception of Mr. Holliman and Ms. Sweetman. Mr. Holliman and Ms. Sweetman were not named executive officers in prior years. As a result, contributions for Mr. Holliman and Ms. Sweetman for prior years has not been shown in the Summary Compensation Table in this Proxy Statement and has not been shown in prior years because the contribution relates to compensation earned by them in prior years.

(2)	Messrs. Chipperfield and Foy both retired from our company in 2008.
POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE OF CONTROL
The section below describes the payments that may be made to named executive officers upon an executive’s employment with our company being terminated pursuant to individual agreements.
Employment Agreements
We entered into an employment agreement with Ralph P. Scozzafava effective June 18, 2007, and subsequently amended it on May 1, 2008. The agreement will terminate on June 30, 2010 and will be extended for one year on each subsequent June 30, unless terminated earlier by us or Mr. Scozzafava with not less than 180 days written notice prior to the expiration of the initial term or any extension. During the remainder of the term, Mr. Scozzafava will serve as Chairman of the Board of Directors and Chief Executive Officer of our company.
If Mr. Scozzafava’s employment is terminated by us without cause or if he is constructively terminated at anytime, including following a change in control of our company, he is entitled to receive the following under the terms of the agreement:
•	three years of base salary payable in a single lump sum payment;

•	a prorated bonus under the Long-Term Incentive Plan in effect on the termination date and based on business performance to the termination date;

•	a payment that represents three times the average short-term (annual) incentive paid in the past three years prior to termination payable in a single lump sum payment;

•	a single lump sum payment for two years of continued medical and dental coverage, including a tax gross-up;

•	immediate vesting of certain unvested options and restricted stock awards that were awarded to him under his employment agreement and immediate vesting of any other unvested equity awards that were outstanding on the date of the termination of his employment if pursuant to the terms of the awards and our equity plans he is entitled to accelerated vesting; and

•	reimbursement for expenses associated with outplacement services, job search expenses and financial counseling costs up to $40,000.

In addition, if Mr. Scozzafava’s employment is terminated by us without cause or he is constructively terminated within six months prior to a change in control of our company, we will pay Mr. Scozzafava a cash payment equal to the fair market value of all unvested restricted stock awards on the date Mr. Scozzafava’s employment is terminated plus the difference of the fair market value of any unexercised stock options less the exercise price of the unexercised options. For a period of twelve months following termination of his employment, Mr. Scozzafava will be subject to a non-compete.
Constructive termination under the agreement means termination by Mr. Scozzafava due to a material diminution in Mr. Scozzafava’s authority, duties or responsibilities; a change in the geographic location of the executive’s position; or a material reduction in base pay, incentive compensation and benefits.
Executive Severance Plan
Our Executive Severance Plan covers certain executives, including our named executive officers, other than Mr. Scozzafava and Messrs. Chipperfield and Foy, who both retired in 2008. Under the plan, if the executive’s employment is terminated by us without cause or the executive is constructively terminated, the executive is entitled to receive the following:
•	one and one-half years of base salary payable in a single lump sum payment;

•	a prorated bonus under the Long-Term Incentive Plan in effect on the termination date and based on business performance to the termination date;

•	immediate vesting of any other unvested equity awards that were outstanding on the date of termination if pursuant to the terms of the awards and our equity plans the executive is entitled to accelerated vesting;

•	a payment that represents one and one-half times the average award paid to the executive under the Short-Term Incentive Plan over the past three years prior to termination payable in a single lump sum payment;

•	payment for the value of company provided benefits for one year from the date of termination, which consists of medical and dental coverage, including a tax gross up, 401(k) and deferred compensation matching contributions, retirement accrual (if applicable) and premiums for life insurance coverage; and

•	reimbursement for expenses associated with financial counseling, legal fees and job search costs up to $40,000.
For a period of twelve months following termination of employment, each executive will be subject to a non-compete. Constructive termination under the plan has the same meaning set forth in Mr. Scozzafava’s employment agreement above.
Change in Control Agreements
We entered into Change in Control Agreements with each of our named executive officers, other than Messrs. Scozzafava, Chipperfield and Foy. These agreements were extended to December 31, 2010, and these agreements will continue to be automatically extended for two year periods on each subsequent December 31, unless terminated earlier by us or the executive with at least six months written notice prior to the expiration of the term or any extension. We may not give notice of our intent to terminate the agreements within six months of a change in control or at any time a change in control with an indentified party is under serious consideration.
Pursuant to the agreement, on a change in control of our company, all unvested equity grants held by an executive will immediately vest on the date of the change in control pursuant to the terms of the awards and our equity plans, and the executive will receive a pro-rated payment under the Long-Term Incentive Plan and Short-Term Incentive Plan in effect on the date of the change in control and based on business performance to the date of the change in control.
If six months prior to a change in control or two years following a change in control of our company, an executive’s employment is either terminated without cause or his or her employment is constructively terminated, the executive will be entitled to the following payments:
•	A severance payment payable in a single lump sum equal to a multiple factor applied to base salary plus the full year short-term (annual) incentive target for the year of termination. This multiple factor is determined for each executive and can vary from a one times to a two times factor;

•	Payment for the value of company provided benefits for the period of severance as determined by the multiple factor. These benefits consist of premiums for medical and dental coverage, including a tax gross-up, company match to the 401(k) and deferred compensation plans, retirement plan accrual (if applicable), and premiums for life insurance coverage;

•	Reimbursement for expenses associated with financial counseling and associated legal fees, and job search costs up to $40,000; and

•	Job search counseling and assistance at the executive level from an out-placement provider of our choice.

Termination and Change in Control Table for 2008
The tables below outline the potential payments to our Chief Executive Officer and other named executive officers upon the occurrence of certain termination triggering events. The amounts in the tables assume that the listed officer left our company effective December 31, 2008 and that the price per share of our common stock on that date was $2.21. Amounts actually received should any of the named executive officers cease to be employed by our company will vary based on factors such as the timing during the year of any such event, our stock price, and any changes to our benefit arrangements and policies. Named executed officers will be entitled to receive all amounts accrued and vested under our 401(k) plan and any other pension plans and deferred compensation plans in which the named executive officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.
Ralph P. Scozzafava
Chairman of the Board & Chief Executive Officer

		Involuntary Termination
Executive Benefits & Payments Upon	Voluntary		Not For			Change in
Termination (1)	Termination	For Cause	Cause	Death	Disability	Control (7)
Compensation
Severance	—	—	$3,300,000	—	—	$3,300,000
Short-Term Incentive Plan	—	—	—	—	—	—
Long-Term Incentive Plan (2)	—	—	500,000	$500,000	$500,000	500,000
Stock Options (Unvested & Accelerated) (3)	—	—	—	—	—	—
Restricted Stock (Unvested & Accelerated) (3)	—	—	29,466	—	—	139,966
Restricted Stock Units (Unvested & Accelerated) (3)	—	—	—	—	—	4,000,014
Benefits
Benefits Continuation (4)	—	—	108,471	—	—	91,079
280G Tax Gross-Up (5)	—	—	—	—	—	3,783,409
Other Benefits (6)	—	—	44,290	—	—	44,290

TOTAL	—	—	$3,982,227	$500,000	$500,000	$11,858,758
Steven G. Rolls
Chief Financial Officer

		Involuntary Termination
Executive Benefits & Payments Upon	Voluntary		Not For			Change in
Termination (1)	Termination	For Cause	Cause	Death	Disability	Control (7)
Compensation
Severance	—	—	$1,140,000	—	—	$1,140,000
Short-Term Incentive Plan	—	—	—	—	—	—
Long-Term Incentive Plan (2)	—	—	205,833	$205,833	$205,833	205,833
Stock Options (Unvested & Accelerated) (3)	—	—	—	—	—	—
Restricted Stock (Unvested & Accelerated) (3)	—	—	—	—	—	81,770
Restricted Stock Units (Unvested & Accelerated) (3)	—	—	—	—	—	750,011
Benefits
Benefits Continuation (4)	—	—	54,305	—	—	81,458
280G Tax Gross-Up (5)	—	—	—	—	—	—
Other Benefits (6)	—	—	42,844	—	—	112,137

TOTAL	—	—	$1,442,982	$205,833	$205,833	$2,371,209

Jeffrey L. Cook
President- Broyhill Furniture Industries

		Involuntary Termination
Executive Benefits & Payments Upon	Voluntary		Not For			Change in
Termination (1)	Termination	For Cause	Cause	Death	Disability	Control (7)
Compensation
Severance	—	—	$771,825	—	—	$674,669	(8)
Short-Term Incentive Plan	—	—	—	—	—	—
Long-Term Incentive Plan (2)	—	—	133,000	$133,000	$133,000	133,000
Stock Options (Unvested & Accelerated) (3)	—	—	—	—	—	—
Restricted Stock (Unvested & Accelerated) (3)	—	—	—	—	—	44,936
Restricted Stock Units (Unvested & Accelerated) (3)	—	—	—	—	—	100,004
Benefits
Benefits Continuation (4)	—	—	32,846	—	—	49,269
280G Tax Gross-Up (5)	—	—	—	—	—	—
Other Benefits (6)	—	—	42,061	—	—	113,066

TOTAL	—	—	$979,732	$133,000	$133,000	$1,114,944
William G. Holliman
President- Lane Furniture Industries

		Involuntary Termination
Executive Benefits & Payments Upon	Voluntary		Not For			Change in
Termination (1)	Termination	For Cause	Cause	Death	Disability	Control (7)
Compensation
Severance	—	—	$607,014	—	—	$660,000
Short-Term Incentive Plan	—	—	—	—	—	—
Long-Term Incentive Plan (2)	—	—	110,000	$110,000	$110,000	110,000
Stock Options (Unvested & Accelerated) (3)	—	—	—	—	—	—
Restricted Stock (Unvested & Accelerated) (3)	—	—	—	—	—	33,371
Restricted Stock Units (Unvested & Accelerated) (3)	—	—	—	—	—	499,986
Benefits
Benefits Continuation (4)	—	—	41,240	—	—	48,529
280G Tax Gross-Up (5)	—	—	—	—	—	526,680
Other Benefits (6)	—	—	41,238	—	—	61,857

TOTAL	—	—	$799,492	$110,000	$110,000	$1,940,423
Richard R. Isaak
Controller

		Involuntary Termination
Executive Benefits & Payments Upon	Voluntary		Not For			Change in
Termination (1)	Termination	For Cause	Cause	Death	Disability	Control (7)
Compensation
Severance	—	—	$373,932	—	—	$239,509	(8)
Short-Term Incentive Plan	—	—	—	—	—	—
Long-Term Incentive Plan (2)	—	—	37,950	$37,950	$37,950	37,950
Stock Options (Unvested & Accelerated) (3)	—	—	—	—	—	—
Restricted Stock (Unvested & Accelerated) (3)	—	—	—	—	—	23,941
Restricted Stock Units (Unvested & Accelerated) (3)	—	—	—	—	—	125,012
Benefits
Benefits Continuation (4)	—	—	22,276	—	—	22,276
280G Tax Gross-Up (5)	—	—	—	—	—	—
Other Benefits (6)	—	—	40,918	—	—	71,100

TOTAL	—	—	$475,076	$37,950	$37,950	$519,788

Mary E. Sweetman
Senior Vice President- Human Resources

		Involuntary Termination
Executive Benefits & Payments Upon	Voluntary		Not For			Change in
Termination (1)	Termination	For Cause	Cause	Death	Disability	Control (7)
Compensation
Severance	—	—	$498,136	—	—	$675,000
Short-Term Incentive Plan	—	—	—	—	—	—
Long-Term Incentive Plan (2)	—	—	100,000	$100,000	$100,000	100,000
Stock Options (Unvested & Accelerated) (3)	—	—	—	—	—	—
Restricted Stock (Unvested & Accelerated) (3)	—	—	—	—	—	45,084
Restricted Stock Units (Unvested & Accelerated) (3)	—	—	—	—	—	499,986
Benefits
Benefits Continuation (4)	—	—	32,272	—	—	40,753
280G Tax Gross-Up (5)	—	—	—	—	—	576,724
Other Benefits (6)	—	—	41,507	—	—	62,260

TOTAL	—	—	$671,915	$100,000	$100,000	$1,999,807

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Scozzafava, current base salary is equal to $750,000, short-term incentive target is equal to 100% of base salary and long-term incentive target is equal to 200% of base salary; Mr. Rolls, current base salary is equal to $475,000, short-term incentive target is equal to 60% of base salary and long-term incentive target is equal to 130% of base salary; Mr. Cook, current base salary is equal to $350,000, short-term incentive target is equal to 60% of base salary and long-term incentive target is equal to 114% of base salary; Mr. Holliman, current base salary is equal to $275,000, short-term incentive target is equal to 60% of base salary and long-term incentive target is equal to 120% of base salary; Mr. Isaak, current base salary is equal to $207,000, short-term incentive target is equal to 40% of base salary and long-term incentive target is equal to 55% of base salary; and Ms. Sweetman, current base salary is equal to $300,000, short-term incentive target is equal to 50% of base salary and long-term incentive target is equal to100% of base salary. The severance payment includes payments based on a multiple of base salary and lump sum cash payments based on the average of prior short-term incentive plan payments or target short-term incentive plan payments, as applicable.

(2)	The table does not include payments under the 2006 Long-Term Incentive Plan or the 2007 Long-Term Incentive Plan because these amounts would have been earned on December 31, 2008, and paid regardless of a termination event. Assumes that the pro-rata payment under the 2008 Long-Term Incentive Plan is equal to one year and the bonus is paid at the target rate.

(3)	All unvested stock options and restricted stock awards accelerate and vest immediately on a change in control. As of December 31, 2008, the share price appreciation objectives and service based retention periods have not been achieved, and as a result, the restricted stock units payout at $3.13 per share on a change in control.

(4)	Includes medical and dental coverage, including a tax gross-up, and company match to the 401(k) and deferred compensation plans.

(5)	If the “parachute payment” (severance plus value of accelerated equity) is greater than 2.99 times the average W-2 reported compensation for the preceding five years, then the amount to be paid to the executive will be reduced so that the aggregate payment does not exceed such amount and is not subject to an “excise tax” on the portion of the parachute payment that exceeds one times the average W-2 reported compensation for the preceding years. This applies unless the parachute payment exceeds the product of 2.99 times the average W-2 reported compensation for the preceding five years by an amount greater than 10% of such product. If this occurs, per the agreements with each individual, an additional “gross up payment” equal to the value of the excise tax imposed will be paid.

(6)	Other benefits include cost of outplacement services, reasonable job hunting expenses, and travel expenses up to $40,000, as well as life insurance and accidental death and dismemberment insurance.

(7)	Assumes that the executive was involuntarily terminated-not for cause following a change in control.

(8)	Messrs. Cook's and Isaak’s severance payments on a change in control were reduced since they are subject to the 10% threshold described in Footnote 5 of this table above.
Messrs. Chipperfield and Foy retired in 2008, and as a result, each received benefits under the Furniture Brands Retirement Plan, our Supplemental Executive Retirement Plan and our Deferred Compensation Plan as described in the Pension Benefits and Non-Qualified Deferred Compensation sections above. In addition, we paid Mr. Chipperfield $122,525, which is an amount equal to the fair market value of 9,891 restricted stock units granted to Mr. Chipperfield in lieu of receiving benefits under our Supplemental Executive Retirement Plan which was terminated in 2005, and the dividends paid on such units, and Mr. Foy received a $2 million severance payment. Mr. Chipperfield was also eligible to participate in the 2007 LTIP from the date of the commencement of the plan until his retirement date. Due to our achievement of the free cash flow objectives under the plan, Mr. Chipperfield received a pro-rata payment based on his length of service with us of $1,698,200 under the fixed non-discretionary terms of the 2007 LTIP.

OWNERSHIP OF SECURITIES
Ownership of Our Voting Stock
The following table provides information about the beneficial ownership of shares of our common stock as of February 27, 2009, by each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock; each of our directors and named executive officers; and all of our directors and named executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Percentage of beneficial ownership is based on 48,758,646 shares of common stock outstanding as of the close of business on February 27, 2009. Each share of common stock is entitled to one vote. Unless otherwise indicated below, the address for each listed director and executive officer is Furniture Brands International, Inc., 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105.

Name of Beneficial Owner	Number of shares	Percent
5% Stockholder
Samson Holding Ltd. (1)	7,221,373	14.81%
FMR LLC (2)	5,396,579	11.07%
SCSF Equities, LLC (3)	4,581,881	9.40%
Dimensional Fund Advisors LP (4)	4,116,172	8.44%
Donald A. Yacktman (5)	3,251,000	6.67%
Barclays Global Investors, NA (6)	2,543,887	5.22%

Executive Officers and Directors
Ralph P. Scozzafava (7)	189,323	*
Steven G. Rolls (8)	62,000	*
Jeffrey L. Cook (9)	52,500	*
William G. Holliman (10)	76,950	*
Richard R. Isaak (11)	12,500	*
Mary E. Sweetman (12)	46,700	*
Wilbert G. Holliman (13)	593,572	1.20%
John R. Jordan, Jr. (14)	23,087	*
Ira D. Kaplan (14)	5,179	*
Maureen A. McGuire	—	*
Bobby L. Martin (14)	43,751	*
Aubrey B. Patterson (14)	26,085	*
Alan G. Schwartz (14)	5,179	*
All Directors and Executive Officers as a Group (13)	1,136,826	2.30%

*	Less than one percent.

(1)	According to a Schedule 13D/A filed by Samson Holding Ltd. with the SEC on February 22, 2008, this consists of 7,221,373 shares of common stock beneficially owned by Samson Holding Ltd., which we refer to as Samson. According to the filing, Samson has shared voting power and shared dispositive power over 7,221,373 shares of common stock. Also included as reporting persons are Advent Group Limited, Magnificent Capital Holding Limited, Mr. Shan Huei Kuo and Ms. Yi-Mei Liu, all of whom have shared voting power and shared dispositive power as to 7,221,373, all as a result of their direct or indirect ownership of a controlling interest in Samson and which or whom may be deemed to beneficially own and have shared power to vote, dispose or to direct the disposition of those shares beneficially owned by Samson. The address of Samson is Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong.

(2)	According to a Schedule 13G/A filed by FMR LLC with the SEC on February 17, 2009, this consists of 5,396,579 shares beneficially held by FMR LLC, as a result of acting as an investment adviser to various investment companies. According to the Schedule 13G/A, FMR LLC has no voting power over the shares of common stock and sole dispositive power over 5,396,579 shares of common stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	According to a Schedule 13D/A filed by SCSF Equities, LLC with the SEC on May 20, 2008, this consists of 4,581,881 shares of common stock beneficially owned by SCSF Equities, LLC, which we refer to as SCSF. According to the filing, SCSF has shared voting power and shared dispositive power over 4,581,881 shares of common stock. Also included as reporting persons are Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, and Rodger R. Krouse, all of whom, as a result of their direct or indirect ownership of an interest in SCSF may be deemed to beneficially own and have shared power to vote, dispose or to direct the disposition of the 4,581,881 shares beneficially owned by SCSF. The address of SCSF is 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486.

(4)	According to a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009, this consists of 4,116,172 shares beneficially held by Dimensional Fund Advisors LP, which we refer to as DFA. The securities are owned by various investment companies, trusts and separate accounts that DFA serves as investment advisor with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G/A, DFA has sole voting power over 4,027,3443 shares of common stock and sole dispositive power over 4,116,172 shares of common stock. The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	According to a Schedule 13G filed by Donald A Yacktman with the SEC on February 13, 2009, this consists of 50,000 shares of common stock held by the Yacktman Family Trust, 1,808,000 shares of common stock owned by The Yacktman Funds, and 1,393,000 shares of common stock owned by Yacktman Asset Management. According to the Schedule 13G, Mr. Yacktman has sole voting power and shared dispositive power over 3,251,000 shares of common stock. The address for Mr. Yacktman is 6300 Bridgepoint Parkway, Building 1, Suite 320, Austin, Texas 78730.

(6)	According to a Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 5, 2009, this consists of 1,050,711 shares beneficially owned by Barclays Global Investors, NA (of which it holds sole voting power over 903,303 shares and sole dispositive power over 1,050,771 shares), 1,464,118 shares beneficially owned by Barclays Global Fund Advisors (of which it holds sole voting power over 1,222,950 shares and sole dispositive power over 1,464,118 shares), 28,851 shares beneficially owned by Barclays Global Investors, Ltd. (all of which it holds sole dispositive power), and 147 shares beneficially owned by Barclays Global Investors Australia Limited (all of which it holds sole voting and dispositive power). The address for Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105.

(7)	Includes 54,323 shares of common stock subject to options that are exercisable within 60 days of February 27, 2009. Also includes 63,333 shares of common stock underlying restricted stock awards with which Mr. Scozzafava has sole voting power but no current investment power and 65,000 shares held in a revocable trust.

(8)	Includes 37,000 shares of common stock underlying restricted stock awards with which Mr. Rolls has sole voting power but no current investment power.

(9)	Includes 30,000 shares of common stock subject to options that are exercisable within 60 days of February 27, 2009. Also includes 20,333 shares of common stock underlying restricted stock awards with which Mr. Cook has sole voting power but no current investment power.

(10)	Includes 57,450 shares of common stock subject to options that are exercisable within 60 days of February 27, 2009. Also includes 15,100 shares of common stock underlying restricted stock awards with which Mr. Holliman has sole voting power but no current investment power.

(11)	Includes 10,833 shares of common stock underlying restricted stock awards with which Mr. Isaak has sole voting power but no current investment power.

(12)	Includes 15,000 shares of common stock subject to options that are exercisable within 60 days of February 27, 2009. Also includes 20,400 shares of common stock underlying restricted stock awards with which Ms. Sweetman has sole voting power but no current investment power.

(13)	Includes 443,000 shares of common stock subject to options that are exercisable within 60 days of February 27, 2009. Also includes 5,120 shares of common stock underlying restricted stock awards held by our transfer agent which vest within 60 days of February 27, 2009.

(14)	Includes 5,120 shares of common stock underlying restricted stock awards held by our transfer agent which vest within 60 days of February 27, 2009.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the U.S. Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2008 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2008, except that Messrs. Scozzafava, Isaak and Rolls failed to file Forms 4 on a timely basis with respect to grants of performance-based stock options and restricted stock awards; Messrs. Botsford and Rolls failed to file Forms 4 on a timely basis with respect to grants of restricted stock awards; Messrs. Bradley and William Holliman failed to file Forms 3 on a timely basis; Messrs. Jordan, Martin, Patterson and Wilbert Holliman failed to file Forms 4 on a timely basis with respect to grants of restricted stock awards; and Messrs. Jordan, Kaplan, King, Martin, Patterson, Schwartz and Wilbert Holliman failed to file Forms 4 on a timely basis with respect to shares acquired through a dividend reinvestment feature in our restricted stock plan for directors. The required filings were made promptly after noting the failure to file.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures
The Governance and Nominating Committee is responsible for review, approval, or ratification of “related person transactions” involving our company and related persons. A related person is a director, officer, nominee for director, or 5% stockholder of our company, and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.
Under our Corporate Governance Guidelines, the Governance and Nominating Committee will in addition to any other factors that it deems appropriate, analyze whether the terms are fair to our company, whether the transaction is material, the role of the related person in the transaction, the structure of the transaction and the interests of all related persons in the transaction. A related person transaction will only be approved or ratified by the Governance and Nominating Committee if the transaction is beneficial to us and the terms are fair to us.
Management presents all related person transactions to the Governance and Nominating Committee for review. The Governance and Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.
Related Person Transactions
William G. Holliman, President of Lane Furniture Industries, Inc., is the son of Wilbert G. Holliman a member of our Board of Directors. For 2008, William Holliman received compensation from our company described in the Summary Compensation Table above. Wilbert G. Holliman’s son-in-law, Wallace Long, is also employed by us as Vice President of Upholstery Merchandise, for which he received $190,000 in salary for 2008. Jason Foy and Jonathan Foy are the sons of John T. Foy, our former President and Chief Operating Officer, and are sales representatives for our company. We paid Jason Foy $313,994 in 2008, and we paid Jonathan Foy $131,191 in 2008.
In 2007, Samson Holding Ltd., and entities affiliated with Samson Holding, acquired more than five percent of our common stock in open market transactions. Prior to their acquisition and since their acquisition of our stock, we have purchased certain case goods from entities affiliated with Samson Holding. We paid entities affiliated with Samson Holding approximately $78.7 million for goods that we purchased during 2008.
One of our subsidiaries, Action Transport, Inc., leases trucks and trailers through a division of BancorpSouth, Inc. Aubrey B. Patterson, a director of our company, is the Chairman and Chief Executive Officer of BancorpSouth, Inc., and in 2008, we paid the leasing division of BancorpSouth approximately $686,000 pursuant to the terms of these leases.

OTHER MATTERS
Stockholder Proposals
Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2010 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Jon D. Botsford, our Corporate Secretary, at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105, before November 15, 2009. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.
A stockholder may also submit a proposal to be considered at our 2010 Annual Meeting of Stockholders pursuant to our Bylaws. If a stockholder wants to submit a proposal for the 2010 Annual Meeting, the stockholder can submit the proposal or nomination between January 5, 2010 and February 4, 2010. If the 2010 Annual Meeting of Stockholders is held more than 30 days before or 60 days after the anniversary of the 2009 Annual Meeting, the stockholder must submit any such proposal or nomination no earlier than the 120th day before the 2010 Annual Meeting and no later than the 90th day before the 2010 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The submission must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Other Information
We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

/s/ Jon D. Botsford Jon D. Botsford Corporate Secretary
March 19, 2009

ANNUAL MEETING OF STOCKHOLDERS OF
FURNITURE BRANDS INTERNATIONAL, INC.
May 7, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE- Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card
and Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■    00003333333303030000  2                                                       050709

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all nominees listed.
			FOR	AGAINST	ABSTAIN
	1.	Election of Directors: Wilbert G. Holliman	☐	☐	☐

		John R. Jordan, Jr.	☐	☐	☐

		Ira D. Kaplan	☐	☐	☐

		Bobby L. Martin	☐	☐	☐

		Maureen A. McGuire	☐	☐	☐

		Aubrey B. Patterson	☐	☐	☐

		Alan G. Schwartz	☐	☐	☐

		Ralph P. Scozzafava	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 2.

	2.	Proposal to reimburse certain expenses incurred by SCSF Equities, LLC in connection with its 2008 proxy contest.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.

	3.	Proposal to ratify KPMG LLP as the independent registered public accounting firm for 2009.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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FURNITURE BRANDS INTERNATIONAL, INC.
PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
The undersigned hereby appoints Ralph P. Scozzafava, Steven G. Rolls and Jon D. Botsford, and each of them, with power of substitution, proxy or proxies to represent the undersigned, and to vote all shares of common stock of Furniture Brands International, Inc. held of record by the undersigned on March 12, 2009, at the Annual Meeting of Stockholders of Furniture Brands International, Inc. to be held on May 7, 2009 at 10:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof, upon the items set forth in the proxy statement for the meeting and identified on the reverse side of this form. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR PROPOSALS 1 AND 3 AND AGAINST PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
(Continued and to be signed on the reverse side)
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